Exhibit 99.1

May 1, 2013

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports first quarter 2013 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the first quarter of 2013. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

First Quarter Results

The Company recorded revenue of $54.2 million for the first quarter of 2013, an increase of $2.3 million, or approximately 4.5%, compared to $51.9 million in the first quarter of 2012. The Company generated an operating loss of $0.1 million for the first quarter of 2013, which represents a decrease of $2.9 million, or approximately 104.4%, compared to $2.8 million for the first quarter of 2012. This decrease in operating income is primarily attributable to increased operating expenses stemming from strategic growth initiatives which include: (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 74 new associates over the past twelve months, (ii) an increase in stock compensation expense primarily related to mark-to-market adjustments on outstanding liability-based stock awards given to certain transaction professionals in 2010, which are required to be revalued each quarter, (iii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics and (iv) an increase in compensation expenses directly tied to transaction professionals recruited in 2010 who have successfully achieved contractual performance-based metrics, and (b) increased operating, administrative and other costs related, in part, to the Company’s headcount growth, such as office expansion-related occupancy costs and travel and entertainment expenses.

HFF reports first quarter 2013 financial results

Interest and other income, net, totaled $4.2 million in the first quarter of 2013, an increase of $1.4 million, or approximately 47.6%, compared to $2.8 million in the first quarter of 2012. This increase was primarily a result of an increase in other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

The Company recorded income tax expense of $1.7 million in the first quarter of 2013, compared to income tax expense of $2.2 million in the first quarter of 2012, a decrease of $0.4 million, or approximately 20.0%. This decrease in income tax expense is primarily due to the lower income before income taxes in the first quarter of 2013 as compared to the first quarter of 2012.

The Company reported net income attributable to controlling interest of $2.3 million for the quarter ended March 31, 2013, a decrease of $1.0 million, or 29.3%, compared with net income attributable to controlling interest of $3.3 million for the same period in the prior year (after a downwards adjustment to net income of approximately $0.1 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships). Net income attributable to controlling interest for the quarter ended March 31, 2013 was $0.06 per diluted share compared to $0.09 per diluted share for the first quarter of 2012, a decrease of $0.03 per diluted share, or 33.3%.

Adjusted EBITDA (non-GAAP measure whose reconciliation to net income attributable to controlling interest can be found within this release) for the first quarter of 2013 was $6.9 million, which represents a decrease of $0.4 million, or 5.7%, as compared to $7.3 million in the first quarter of 2012. The decrease in Adjusted EBITDA is primarily due to the decrease in operating income as noted above.

HFF reports first quarter 2013 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Mar. 31,
	2013	2012
Revenue	$54,215	$51,878

Operating expenses:
Cost of services	34,842	32,367
Operating, administrative and other	17,906	15,239
Depreciation and amortization	1,588	1,516

Total expenses	54,336	49,122

Operating (loss) income	(121)	2,756

Interest and other income, net	4,187	2,836
Interest expense	(9)	(9)
(Increase) decrease in payable under the tax receivable agreement	—	(9)

Income before income taxes	4,057	5,574

Income tax expense	1,741	2,177

Net income	2,316	3,397

Net income attributable to noncontrolling interest (1)	—	121

Net income attributable to controlling interest	$2,316	$3,276

Earnings per share - basic	$0.06	$0.09
Earnings per share - diluted	$0.06	$0.09
Weighted average shares outstanding - basic	37,255,604	36,397,626
Weighted average shares outstanding - diluted	37,481,156	36,503,759

Adjusted EBITDA	$6,860	$7,278

Note:

(1)	The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the Company’s 2007 initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company has since its initial public offering, operated and controlled all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. As of August 31, 2012, Holdings exchanged all of its remaining interests in the Operating Partnerships and the Company, through its wholly-owned subsidiaries, became, and continues to be, the only equity holder of the Operating Partnerships.

HFF reports first quarter 2013 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

First Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months Ended March 31,
By Platform	2013		2012
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$4,535,223	186	$4,719,224	161
Investment Sales	2,738,201	67	2,794,863	71
Structured Finance	284,702	20	160,074	9
Loan Sales	26,960	4	136,183	8

Total Transaction Volume	$7,585,086	277	$7,810,344	249

Average Transaction Size	$27,383		$31,367

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,034,500		$1,653,000
Loan Servicing Portfolio Balance	$31,744,445	2,295	$28,188,669	2,148

The Company reported production volumes for the first quarter of 2013 totaling approximately $7.6 billion on 277 separate transactions, representing a decrease in production volumes of approximately $0.2 billion, or 2.9%, and an increase of 28 in the number of separate transactions or approximately 11.2% when compared to first quarter of 2012 production of approximately $7.8 billion on 249 separate transactions. The average transaction size for the first quarter of 2013 was $27.4 million, approximately 12.7% lower than the comparable figure of approximately $31.4 million for the first quarter of 2012.

HFF reports first quarter 2013 financial results

•	Debt Placement production volume was approximately $4.5 billion in the first quarter of 2013, representing a decrease of 3.9% from first quarter of 2012 volume of approximately $4.7 billion.

•	Investment Sales production volume was approximately $2.7 billion in the first quarter of 2013, representing a decrease of 2.0% from first quarter of 2012 volume of approximately $2.8 billion.

•	Structured Finance production volume was approximately $284.7 million in the first quarter of 2013, an increase of 77.9% over the first quarter of 2012 volume of approximately $160.1 million.

•	Loan Sales production volume was approximately $27.0 million for the first quarter of 2013, a decrease of 80.2% from the first quarter of 2012 volume of $136.2 million.

•

At the end of the first quarter of 2013, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may result in additional future revenue was approximately $2.0 billion compared to approximately $1.7 billion at the end of the first quarter of 2012, representing an increase of approximately $.3 billion or 23.1%.

•

The principal balance of HFF’s Loan Servicing portfolio increased $3.6 billion or approximately 12.6% to more than $31.7 billion, a new high-watermark, at the end of the first quarter of 2013 from $28.2 billion at the end of the first quarter of 2012.

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their respective highest levels since the Company went public in January 2007. The Company’s total employment reached 594 associates as of March 31, 2013, which represents a net increase of 74, or 14.2%, over the comparable total of 520 associates as of March 31, 2012. HFF’s total number of transaction professionals reached 241 as of March 31, 2013, which represents a net increase of 30, or 14.2%, over the comparable total of 211 as of March 31, 2012. Over the past twelve months, we strategically opened a new office in Orlando, FL and continued to add transaction professionals to our existing lines of business and product specialties through the promotion and recruitment of associates in 18 of our 21 offices. Our significant growth in both the associate and transaction professional ranks illustrates the Company’s continued investment and commitment to strategically grow its business by taking advantage of all appropriate opportunities in an effort to better serve our clients and grow our market share.

HFF reports first quarter 2013 financial results

“Due primarily to the ongoing and unprecedented quantitative easing by the U.S. Federal Reserve, whose balance sheet has now grown to approximately $3.4 trillion, as well as continued quantitative easing by other global central banks, we continued to see improvement in the public and private sectors of the U.S. commercial real estate capital markets. These improved conditions coupled with a slowly improving economy continue to benefit certain sectors of the U.S. commercial real estate market, especially core and core plus properties in the major tier-one markets as well as certain value-add and distressed assets in select major markets. As we have previously noted, there remain a number of macro-economic headwinds which have the potential to negatively impact these improving conditions as well as transaction volumes in the U.S. capital and commercial real estate markets. The Eurozone’s continued inability to resolve its sovereign debt problems and the inter-related tier-one capital issues in the majority of the European banks, the continued tensions in the Middle East as well as in North Korea, the future reversal of the quantitative easing of all of the global central banks, especially the U.S. Federal Reserve whose balance sheet has increased by approximately $2.5 trillion since 2008, the continuing and growing deficits and the unresolved budget and sequestration issues in the U.S. coupled with serious budget choices at the state and local levels and combined with still stubbornly high unemployment levels, each have the potential to derail the improving economic and capital market conditions in the U.S. That said, generally speaking given the improving conditions in the U.S. as noted above, we expect to see some modest improvement in property level fundamentals for most property types in the majority of the major markets with more stagnant conditions in the secondary and tertiary markets, however, improvements in property level fundamentals remain vulnerable to these potential macro-economic headwinds,” said John H. Pelusi, Jr., the Company’s chief executive officer.

“Just as we have since January 2010, during the quarter we continued to invest in our business and aggressively pursued our strategic growth initiatives through both organic promotions and recruitment, even in the face of the above-mentioned macro-economic headwinds which we have successfully navigated since 2008. Since January 2010, we have grown our headcount by nearly 58% with the addition of a net total of 218 highly talented associates, including a nearly 52% increase in our production ranks with the addition of 82 net transaction professionals. In the past twelve months we have grown our head count by more than 14% with the addition of a net total of 74 high-quality, talented associates, including more than a 14% increase in our production ranks with the addition of a net total of 30 transaction professionals and opened a new office in Orlando. Our current headcount of 594 associates, including 241 transaction professionals, are both new high-watermarks for the Company,” said Mr. Pelusi.

HFF reports first quarter 2013 financial results

“As reported in March of this year, we believe that approximately 5% to 10% of our fourth quarter 2012 production revenues may have been attributable to tax-related transaction activity due to the legislative increases in capital gain tax rates, which became effective January 1, 2013, and, therefore, we believe our first quarter production revenues and operating results were likely negatively impacted due to this tax-related transaction activity. Also, as we have previously reported, the first quarter of each year is generally our weakest quarter relative to transaction volumes, capital market revenues, operating income and Adjusted EBITDA and respective margins. Notwithstanding the anticipated headcount growth and the aforementioned tax-related transaction activity that may have been pushed up into the fourth quarter of 2012 from 2013, we are very pleased with (a) our first quarter production volume, (b) the growth in our loan servicing portfolio balance, which reached a new high-watermark at $31.7 billion, and (c) our total revenues and Adjusted EBITDA in the quarter, all of which were among our best first quarter comparable results since going public in 2007, and therefore, we believe we continued to grow our market share relative to the industry,” said Mr. Pelusi.

“We believe our significant, prudent and continuing investment in our talented associates combined with the ongoing mentoring by our deep and experienced Leadership Team will continue to pay long-term dividends, as we believe they have since 2010 as evidenced by our significant growth in revenues and earnings over this period. We also believe our strong balance sheet, which includes more than $108 million in cash and cash equivalents, after the payment of the special dividend of approximately $56.3 million in December 2012, and the continued investment of money, time and experience has and will continue to enable us to better serve our clients, best position the Company to take advantage of future strategic opportunities as they arise, capture additional market share, and take advantage of the forecasted transaction volumes that are likely to arise from the nearly $1.7 trillion of commercial real estate loans that are set to mature between 2013 and 2017,” said Mr. Pelusi.

HFF reports first quarter 2013 financial results

“We believe our 241 transaction professionals, who have an average tenure of approximately 17.5 years in the commercial real estate industry, coupled with our enhanced disciplined management oversight from our deep and experienced Leadership Team, will enable us to continue to provide value-add winning solutions for our clients. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them. We would also like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.

Non-GAAP Financial Measure

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss first quarter 2013 financial results on Wednesday, May 1, 2013, at 6:00 p.m. Eastern Time. To listen, participants should dial 877-546-5020 in the U.S. and 857-244-7552 for international callers approximately 10 minutes prior to the start of the call and enter participant code 94339229. A replay will become available after 8:00 p.m. Eastern Time on Wednesday, May 1, 2013 and will continue through June 1, 2013, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 88137204.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Wednesday, May 1, 2013 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports first quarter 2013 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 21 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports first quarter 2013 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Cash, cash equivalents and restricted cash	$108,192	$126,331
Accounts receivable, receivable from affiliate and prepaids	6,367	4,485
Mortgage notes receivable	211,173	261,272
Property, plant and equipment, net	4,605	4,800
Deferred tax asset, net	168,576	169,929
Intangible assets, net	21,492	21,611
Other noncurrent assets	715	771

Total assets	$521,120	$589,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$211,173	$261,272
Accrued compensation, accounts payable and other current liabilities	25,020	46,867
Long-term debt (includes current portion)	527	578
Deferred rent credit and other liabilities	4,265	4,516
Payable under the tax receivable agreement	154,944	154,944

Total liabilities	395,929	468,177
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,246,416 and 37,063,844 shares outstanding, respectively	372	371
Additional paid in capital	74,824	71,267
Treasury stock	(2,760)	(1,055)
Retained earnings	52,755	50,439

Total equity	125,191	121,022

Total liabilities and stockholders’ equity	$521,120	$589,199

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income attributable to controlling interest before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) net income attributable to the noncontrolling interest, (v) stock-based compensation expense, which is a non-cash charge, (vi) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vii) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses

HFF reports first quarter 2013 financial results

Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income attributable to controlling interest in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports first quarter 2013 financial results

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to Adjusted EBITDA for the Company for the three months ended March 31, 2013 and 2012:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended March 31,
	2013	2012
Net income attributable to controlling interest	$2,316	$3,276
Add:
Interest expense	9	9
Income tax expense	1,741	2,177
Depreciation and amortization	1,588	1,516
Net income attributable to noncontrolling interest	—	121
Stock-based compensation	2,530	1,649
Initial recording of mortgage servicing rights	(1,324)	(1,479)
Increase (decrease) in payable under the tax receivable agreement	—	9

Adjusted EBITDA	$6,860	$7,278

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